Exhibit 4.26

THIS INSTRUMENT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR UPON RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

[FORM OF] SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

$______	Date of Issuance ______________

FOR VALUE RECEIVED, SOS HYDRATION INC., a Nevada corporation (the “Company”), hereby promises to pay to the order of (together with its permitted successors and assigns, hereinafter referred to as the “Holder”), the principal sum of __________________ and No/100 Dollars ($_______) together with interest thereon from the date of this note (this “Note”). Interest shall accrue on the unpaid principal balance of this Note at an aggregate rate of twelve percent (12%) per annum (with a minimum of one year of interest) from the Closing Date, of which (i) interest at the rate of ten percent (10%) per annum shall accrue from the Closing Date and be paid to Holder within ten (10) days of the first day of each calendar month until this Note is paid in full (“Monthly Interest”) and (ii) interest at the rate of two percent (2%) shall accrue from the Closing Date, compound annually, and be due and payable in arrears to the Holder on the Maturity Date (as defined below) (the “Deferred Interest” and together with the Monthly Interest, the “Total Interest”). This Note is issued pursuant to that certain Subscription Agreement of even date herewith, by and between the Company and the other parties thereto (the “Subscription Agreement”), and capitalized terms not defined herein will have the meanings set forth in the Subscription Agreement. The Note is secured pursuant to the terms of a Security Agreement (the “Security Agreement”).

1)     Payment. All payments will be made in lawful money of the United States of America by same day wire transfer of immediately available funds to an account designated by Holder in writing to the Company at least five (5) Business Days prior to the date of any payment. Payment will be credited first to accrued interest due and payable, with any remainder applied to principal. The principal and interest may be prepaid as provided in the Subscription Agreement.

2)         Maturity Date. Unless prepaid as provided in the Subscription Agreement, the aggregate unpaid principal amount of this Note, plus all accrued and unpaid Total Interest thereon, and all other amounts payable under this Note shall be due and payable on December 31, 2023, (the “Maturity Date”). The parties may extend the Maturity Date by written agreement.

3)                  Conversion.

a)         Mandatory Conversion. Upon the closing date (the “Mandatory Conversion Date”) of the first to occur of (1) an equity financing with gross proceeds to the Company of no less than $3,000,000 (“Qualified Financing”); or (2) an initial public offering with gross proceeds to the Company of no less than $5,000,000 (“IPO”) (the earlier of the Qualified Financing and IPO referred to herein as the “Triggering Financing”) this Note and all accrued interest shall automatically convert, without any notice to, or action on the part of the Holder, into that number of shares of the Company’s common stock (the “Common Stock”) equal to the outstanding principal and interest on the Note divided by the lesser of (i) eighty percent (80%) of the price at which the Company’s Common Stock is sold in the Triggering Financing (“Conversion Price”). Upon the automatic conversion of this Note pursuant to this Section 3(b), the Company shall issue the Conversion Shares in book-entry form in the name of the Holder. The Holder shall deliver any certificate representing this Note to the Company promptly following the Conversion Date. Immediately following any conversion, the rights of the Holder of this Note shall cease, and the Persons entitled to receive Common Stock upon the conversion of this Note shall be treated for all purposes as owners of such Common Stock. After having delivered the Conversion Shares to the Holder and having paid any cash for fractional shares to the Holder, the Company will be released from its obligations and liabilities under this Note, including without limitation the obligation to pay the principal amount or accrued interest and this Note shall be deemed of no further force or effect, whether or not the original of this Note has been delivered to the Company for cancellation.

b)         To the extent that the Note is converted, prior to the one (1) year anniversary of the Note, then the Total Interest for purposes of calculating the number of Conversion Shares issuable upon mandatory conversion shall be equal to one year of Total Interest minus any interest already paid.

c)         Delivery of Conversion Shares upon Conversion. Promptly following the applicable Conversion Date, but not later than five (5) business days after such Conversion Date (the “Share Delivery Date”), the Company shall deliver to the Purchaser the number of Conversion Shares to be issued upon the conversion of this Note.

d)         Obligation Absolute. The Company’s obligation to issue and deliver the Conversion Shares upon conversion of this Note in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares. Nothing herein shall limit the Purchaser’s right to pursue actual damages for the Company’s failure to deliver Conversion Shares within the period specified herein and the Purchaser shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance, injunctive relief, or both specific performance and injunctive relief. The exercise of any such rights shall not prohibit the Purchaser from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

4)         Authorized Shares. The Borrower covenants that during the period the conversion right exists, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares, to provide for the issuance of Common Stock upon the full conversion of this Note. The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. In addition, if the Borrower shall issue any securities or make any change to its capital structure which would change the number of shares of Common Stock into which the Note shall be convertible at the then current Conversion Price, the Borrower shall at the same time make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, for conversion of the outstanding Note.

5)         Legend on the Shares. The shares of Common Stock issuable upon conversion of this Note may not be sold or transferred unless (i) such shares are sold pursuant to an effective registration statement under the Act or (ii) the Borrower or its transfer agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration or (iii) such shares are sold or transferred pursuant to Rule 144 under the Act (or a successor rule) ("Rule 144") or (iv) such shares are transferred to an "affiliate" (as defined in Rule 144) of the Borrower who agrees to sell or otherwise transfer the shares only in accordance with this Section 1.5 and who is an Accredited Investor (as defined in the Purchase Agreement). Except as otherwise provided in the Purchase Agreement (and subject to the removal provisions set forth below), until such time as the shares of Common Stock issuable upon conversion of this Note have been registered under the Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, each certificate for shares of Common Stock issuable upon conversion of this Note that has not been so included in an effective registration statement or that has not been sold pursuant to an effective registration statement or an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

"NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES."

The legend set forth above shall be removed and the Borrower shall issue to the Holder a new certificate therefore free of any transfer legend if (i) the Borrower or its transfer agent shall have received an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Common Stock may be made without registration under the Act and the shares are so sold or transferred, (ii) such Holder provides the Borrower or its transfer agent with reasonable assurances that the Common Stock issuable upon conversion of this Note (to the extent such securities are deemed to have been acquired on the same date) can be sold pursuant to Rule 144 or (iii) in the case of the Common Stock issuable upon conversion of this Note, such security is registered for sale by the Holder under an effective registration statement filed under the Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold.

6)      Security. This Note is a secured obligation of the Company, as set forth in the Security Agreement.

7)     Remedies. If any Event of Default (as defined in the Subscription Agreement) occurs and continues for a period of (a) ten (10) days, in the case of an Economic Default, or (b) thirty (30) days, in the case of a Non-Economic Default, the Note shall be immediately due and payable without notice, and until such amounts as are due and payable on the Note are paid, the rate of Total Interest will be increased by 6% (from 12% to 18%), which includes an increase from 10% to 13% for the Monthly Interest and an increase from 2% to 5% for the Deferred Interest, for so long as the Event of Default shall remain uncured.

8)     Amendments and Waivers; Resolutions of Dispute; Notice. Except as explicitly set forth herein, any amendment or waiver of any term of this Note, the resolution of any controversy or claim arising out of or relating to this Note, and the provision of notice between the Company and the Holder will be governed by the terms of the Subscription Agreement.

9)     Successors and Assigns. This Note applies to, inures to the benefit of, and binds the respective successors and assigns of the parties hereto. Any transfer of this Note may be affected only pursuant to the Subscription Agreement and by surrender of this Note to the Company and reissuance of a new note to the transferee.

10) Limitation on Interest. In no event will any interest charged, collected, or reserved under this Note exceed the maximum rate then permitted by applicable law, and if any payment made by the Company under this Note exceeds such maximum rate, then such excess sum will be credited by the Holder as a payment of principal.

11) Governing Law. This Note will be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule.

12) Approval. The Company hereby represents that Company’s execution of this Note has been duly approved based upon a reasonable belief that the principal provided hereunder is appropriate for the Company after reasonable inquiry concerning the Company’s financing objectives and financial situation. In addition, the Company hereby represents that it intends to use the principal of this Note primarily for the operations of its business, and not for any personal, family, or household purpose or for the repayment of any other debt.

NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREIN, THIS NOTE AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY AND RIGHT TO PAYMENTS HEREUNDER ARE SENIOR IN ALL RESPECTS AND SHALL BE SUBJECT TO ALL PROVISIONS OF THE SUBSCRIPTION AGREEMENT, OF WHICH SECTION 7 IS INCORPORATED HEREIN BY THIS REFERENCE, AND TO THE EXTENT OF ANY CONFLICT OR INCONSISTENCY, THE PROVISIONS OF THE SUBSCRIPTION AGREEMENT SHALL CONTROL.

The undersigned expressly waives any presentment, demand, protest, notice of default, notice of intention to accelerate, notice of acceleration, or notice of any other kind except as expressly provided in the Subscription Agreement.

SOS HYDRATION INC.

/s/James Mayo

By: James Mayo

Chief Executive Officer

AGREED AND ACKNOWLEDGED:

HOLDER:

/s/

______________________________

By: __________________________